Exhibit 99.1

Herbalife Ltd. Announces Second Quarter 2009 Results

LOS ANGELES--(BUSINESS WIRE)--August 3, 2009--Herbalife Ltd. (NYSE: HLF) today reported second quarter 2009 net sales of $571.8 million, a decrease of 10.6 percent compared to the same period of 2008, solely reflecting the unfavorable impact of currency fluctuations. Excluding the impact from currency fluctuations, local currency year-over-year net sales were flat with the second quarter 2008 results. For the quarter ended June 30, 2009, the company reported net income of $48.3 million, or $0.77 per diluted share, compared to $67.1 million, or $1.01 per diluted share in the second quarter of 2008, reflecting lower net sales and gross profit margins attributable to unfavorable currency fluctuations, coupled with a higher effective tax rate reflecting country mix, partially offset by accretion from the company’s share repurchase program. Excluding the impact from adjusting items in the second quarter (1), adjusted net income was $49.3 million, or $0.78 in adjusted diluted earnings per share, reflecting a decrease of 27.4 percent and 24.3 percent, respectively, compared to the same period in 2008.

For the six months ended June 30, 2009, the company produced cash flow from operations of $122.3 million, paid dividends of $24.6 million and invested $27.1 million in capital expenditures, primarily relating to its global roll-out of Oracle. The company’s net debt balance (1) at the end of the second quarter was $132.5 million, reflecting an improvement of $68.3 million from December 2008.

“We were very pleased with our revenue results as this quarter represented the most difficult volume point comparison of 2009 due to the second quarter 2008 introduction of our 30th Year Anniversary promotion and it was the last quarter before we passed along the 15 percent VAT in Mexico,” said Chairman and Chief Executive Officer Michael O. Johnson. “During the second quarter we experienced sequential growth in volume points from the first quarter in key markets such as the U.S. up 7.7 percent, Mexico up 3.2 percent and China up 57.5 percent. This volume point improvement is a reflection of the outstanding effort of our independent distributors to grow their businesses and the resilience of our business model. We are in a unique position to succeed during economic downturns because we offer an opportunity for part-time or full-time income, and healthy nutrition and weight management products in the midst of a global obesity epidemic. Our message to our distributors is straightforward - have confidence in yourself and our company because there has never been a better time to introduce someone to Herbalife.”

During the second quarter 2009 the company added 51,728 new Sales Leaders (2), which is 16.9 percent lower than the same period in 2008. Additionally, total Sales Leaders (2) decreased 5.1 percent to 390,743 in the second quarter of 2009 compared to the same period in 2008, which reflects a slight reduction in retention, 40.3 percent as of the requalification period in 2009 versus 41.0 percent in the 2008 requalification period, coupled with fewer new sales leaders in 2009. During the second quarter 2009, the company's President's Team membership increased 10.3 percent to 1,233 members versus the second quarter of 2008 and the company’s prestigious Chairman's Club and China Brand Ambassador membership increased 8.6 percent to 38 members, versus the second quarter of 2008.

1 See Schedule D – “Reconciliation of Non-GAAP Financial Measures” for more detail
2 Schedule titled “New Sales Leaders by Region” and “Total Sales Leaders by Region” for more detail

Business Highlights

The company hosted two Extravaganzas during the second quarter, in Brazil and Korea, which were attended by almost 26,000 distributors. Additionally, the North America region hosted a series of Leadership Development Weekends (LDWs) which focus on providing detailed training to qualifying supervisors. These LDWs were held in 12 cities in the U.S., three in Canada, and one in Jamaica. In total, over 9,500 supervisors attended the LDW events. Also in the second quarter, the U.S. hosted a Nutrition Club tour in 19 cities. In total, over 12,300 distributors attended the tour. Product launches during the quarter included Xtra-Cal Advanced and Joint Support Advanced in the U.S., Niteworks, developed by Nobel Laureate Dr. Lou Ignarro, in Mexico, and Personalized Protein Powder in China.

In early July 2009, China's Ministry of Commerce granted five additional licenses for the company to conduct direct-selling business in the provinces of Fujian, Shan’Xi, Sichuan, Hubei, and Shanghai. Licenses for these new provinces are effective immediately, except Shanghai which will be activated upon government review of our service outlets for which the timing remains uncertain. Additionally, the company’s license for Beijing, which was granted in July 2008 with the same exception as noted above for Shanghai, is now active. The company now has direct-selling licenses in 11 provinces representing an addressable population of approximately 599 million.

Second Quarter 2009 Regional Key Metrics

	Volume	Increase/	New	Increase/	Total	Increase/
	Points	(Decrease)	Sales	(Decrease)	Sales	(Decrease)
Region	(Mil)	(Y/Y)	Leaders	(Y/Y)	Leaders	(Y/Y)
North America	200.5	(2.3%)	10,633	(19.0%)	77,212	(3.8%)
Asia Pacific (excluding China)	125.4	13.6%	13,183	16.0%	77,021	8.7%
EMEA	117.3	(9.1%)	6,704	(21.3%)	61,695	(11.7%)
Mexico	124.3	(18.7%)	6,316	(23.1%)	58,372	(18.3%)
South & Central America	98.0	(11.9%)	8,121	(38.1%)	78,652	(7.3%)
China	32.8	(1.8%)	6,771	(13.9%)	37,791	10.1%

The North America region reported volume points of 200.5 million in the second quarter of 2009, reflecting a decrease of 2.3 percent versus the same period of 2008. Volume point growth in the U.S., the largest country in the region, decreased 1.9 percent compared to 2008, reflecting an increase in the Spanish speaking market of 0.6 percent and a decrease in the non-Spanish speaking markets of 6.8 percent compared to the second quarter of 2008. New Sales Leaders in the region were 10,633 during the quarter ended June 30, 2009, a decrease of 19.0 percent versus the same period last year. Total Sales Leaders in the region decreased 3.8 percent to 77,212 as of June 30, 2009 versus June 30, 2008.

The Asia Pacific region reported volume points of 125.4 million in the second quarter of 2009, reflecting an increase of 13.6 percent over the same period of 2008. Top markets in this region were Taiwan, with volume point growth of 4.2 percent; Korea, with volume point growth of 48.5 percent; and Malaysia with volume point growth of 44.2 percent, all compared to the same period in 2008. New Sales Leaders in the region were 13,183 during the quarter ended June 30, 2009, an increase of 16.0 percent versus the same period last year. Total Sales Leaders increased 8.7 percent to 77,021 as of June 30, 2009 versus June 30, 2008.

The Europe, Middle East and Africa (EMEA) region reported volume points of 117.3 million in the second quarter of 2009, reflecting a decrease of 9.1 percent versus the same period of 2008. Top markets in this region were Italy, with volume point growth of 7.9 percent and France with a volume point decline of 23.4 percent, both compared to the same period in 2008. New Sales Leaders in the region were 6,704 during the quarter ended June 30, 2009, a decrease of 21.3 percent versus the same period last year. Total Sales Leaders in the region decreased 11.7 percent to 61,695 as of June 30, 2009 versus June 30, 2008.

The Mexico region reported volume points of 124.3 million in the second quarter of 2009, reflecting a decrease of 18.7 percent versus the same period of 2008. During the third quarter of 2008, the company began collecting a Value Added Tax (VAT) from our Mexican distributors that has had a negative impact on our financial results. Distributors in Mexico previously paid zero percent VAT on their purchases for most of our nutrition products. This effective price increase, which impacts approximately 60 percent of our volume points in the Mexican market, adversely affected sales in Nutrition Clubs, which are retail price-sensitive, and as a result has caused volume to decline from pre-VAT levels. We are in the process of challenging this assessment on several fronts; however, as the products continue to be subject to this VAT, we expect year-over-year volume growth to be constrained. New Sales Leaders in the Mexico region were 6,316 during the quarter ended June 30, 2009, or 23.1 percent lower than the same period last year. Total Sales Leaders in the region decreased 18.3 percent to 58,372 as of June 30, 2009 versus June 30, 2008.

The South and Central American region reported volume points of 98.0 million in the second quarter of 2009, reflecting a decrease of 11.9 percent versus the same period of 2008. The top markets in this region were Brazil, with volume point growth of 10.6 percent and Venezuela, with a volume point decline of 28.6 percent, both compared to the same period in 2008. New Sales Leaders in the region were 8,121 during the quarter ended June 30, 2009, or 38.1 percent lower than the same period last year. Total Sales Leaders in the region decreased 7.3 percent to 78,652 as of June 30, 2009 versus June 30, 2008.

The China region reported volume points of 32.8 million in the second quarter of 2009, reflecting a decrease of 1.8 percent over the same period of 2008. The company is currently licensed for direct sales in 11 provinces. New Sales Employees in China were 6,771 during the quarter ended June 30, 2009, a decrease of 13.9 percent versus the same period last year. Total Sales Employees increased 10.1 percent to 37,791 as of June 30, 2009 versus June, 2008.

Third Quarter 2009 and Full Year 2009 Guidance

The company’s third quarter 2009 diluted earnings per share guidance range is $0.66 to $0.69 (3) (4) (5) on a volume point growth of zero percent to one percent and a net sales decline of four percent to six percent compared to the same period in 2008, respectively, and an effective tax rate range of 31 percent to 32 percent. Assuming constant currency levels from the third quarter of 2008, the company’s net sales growth range would be two percent to four percent and its diluted earnings per share range would be $0.86 to $0.89. The company’s third quarter 2009 capital expenditures are expected to be in the range of $15 to $18 million.

Despite the stronger than expected volume points and earnings in the second quarter, the company is maintaining a cautious outlook for 2009 guidance reflecting current trends in volume point growth, assuming spot foreign currency rates as of late June 2009 for the balance of the year, higher cost of goods in the third quarter reflecting currency fluctuations over the past several months, coupled with a higher share base reflecting the dilutive nature of stock options due to current share price levels. Therefore, the company’s new full year diluted earnings per share guidance of $2.97 to $3.03 (3) (4) (5) on volume point growth of zero to one percent and net sales decline of four percent to five percent compared to 2008, respectively, along with an effective tax rate range of 31 to 32 percent. Assuming constant currency levels from 2008, the company’s net sales growth range would be two percent to four percent and its diluted earnings per share range would be $3.79 to $3.85. Full year 2009 capital expenditures are expected in the range of $55 million to $60 million.

3 Excludes the potential impact of expenses relating to the company’s December 2008 restructuring
4 Excludes the accretion/dilution impact should the company elect to repurchase shares under its share repurchase program.
5 Excludes the potential impact of repatriating dollars from Venezuela at an exchange rate which differs from the official exchange rate

Second Quarter Earnings Conference Call

Herbalife's senior management team will host an investor conference call to discuss its second quarter 2009 financial results and provide an update on current business trends on Tuesday, August 4 at 8 a.m. PDT (11 a.m. EDT).

The dial-in number for this conference call for domestic callers is (866) 219-5268 and (703) 639-1120 for international callers. Live audio of the conference call will be simultaneously webcast in the Investor Relations section of the company’s Web site at http://ir.herbalife.com.

An audio replay will be available following the completion of the conference call in MP3 format or by dialing (866) 837-8032 (domestic callers) and (703) 925-2474 (international callers) and entering access code 336024. The webcast of the teleconference will be archived and available on Herbalife’s Web site.

About Herbalife Ltd.

Herbalife Ltd. (NYSE:HLF) is a global network marketing company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 70 countries through a network of approximately 1.9 million independent distributors. The company supports the Herbalife Family Foundation and its Casa Herbalife program to help bring good nutrition to children. Herbalife’s Web site contains a significant amount of information about Herbalife, including financial and other information for investors at http://ir.herbalife.com. The company encourages investors to visit its Web site from time to time, as information is updated and new information is posted.

Disclosure Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” and any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

  our relationship with, and our ability to influence the actions of, our distributors;
  adverse publicity associated with our products or network marketing organization;
  uncertainties relating to interpretation and enforcement of recently enacted legislation in China governing direct selling;
  our inability to obtain the necessary licenses to expand our direct selling business in China;
  adverse changes in the Chinese economy, Chinese legal system or Chinese governmental policies;
  improper action by our employees or international distributors in violation of applicable law;
  changing consumer preferences and demands;
  loss or departure of any member of our senior management team which could negatively impact our distributor relations and operating results;
  the competitive nature of our business;
  regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products, and network marketing program including the direct selling market in which we operate;
  risks associated with operating internationally, including foreign exchange and devaluation risks;
  our dependence on increased penetration of existing markets;
  contractual limitations on our ability to expand our business;
  our reliance on our information technology infrastructure and outside manufacturers;
  the sufficiency of trademarks and other intellectual property rights;
  product concentration;
  our reliance on our management team;

  uncertainties relating to the application of transfer pricing, duties, value added taxes, and other tax regulations, and changes thereto;
  changes in tax laws, treaties or regulations, or their interpretation;
  taxation relating to our distributors;
  product liability claims;
  any collateral impact resulting from the ongoing worldwide financial “crisis,” including the availability of liquidity to us, our customers and our suppliers or the willingness of our customers to purchase products in a recessionary economic environment; and
  whether we will purchase any of our shares in the open markets or otherwise.

RESULTS OF OPERATIONS:

Herbalife Ltd.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	6/30/2009	6/30/2008	6/30/2009	6/30/2008

North America	$138,389	$133,234	$261,464	$251,825
Mexico	66,352	102,763	125,591	196,330
South and Central America	85,404	98,630	160,668	204,702
EMEA	126,575	159,856	249,888	317,869
Asia Pacific	114,539	106,417	228,483	210,095
China	40,546	38,800	67,394	63,316
Worldwide net sales	571,805	639,700	1,093,488	1,244,137
Cost of Sales	122,442	128,049	224,842	245,715
Gross Profit	449,363	511,651	868,646	998,422
Royalty Overrides	186,750	215,300	362,282	428,020
SGA	190,794	203,113	372,252	387,513
Operating Income	71,819	93,238	134,112	182,889
Interest Expense - net	1,338	3,167	3,050	6,957
Income before income taxes	70,481	90,071	131,062	175,932
Income Taxes	22,228	22,991	41,267	46,485
Net Income	48,253	67,080	89,795	129,447

Basic Shares	61,642	64,282	61,583	64,301
Diluted Shares	62,929	66,110	62,413	66,559

Basic EPS	$0.78	$1.04	$1.46	$2.01
Diluted EPS	$0.77	$1.01	$1.44	$1.94

Dividends declared per share	$0.20	$0.20	$0.40	$0.40

Herbalife Ltd.
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	Jun 30,	Dec 31,
	2009	2008

ASSETS
Current Assets:
Cash & cash equivalents	$181,436	$150,847
Receivables, net	78,711	70,002
Inventory, net	125,870	134,392
Prepaid expenses and other current assets	89,540	89,214
Deferred income taxes	42,003	40,313
Total Current Assets	517,560	484,768

Property and equipment, net	173,365	175,492
Deferred compensation plan assets	16,006	15,754
Deferred financing cost, net	1,746	1,989
Marketing related intangibles	310,060	310,060
Goodwill	110,677	110,677
Other assets	23,170	22,578

Total Assets	$1,152,584	$1,121,318

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$43,125	$41,084
Royalty Overrides	128,916	130,369
Accrued compensation	44,668	60,629
Accrued expenses	106,979	104,795
Current portion of long term debt	13,387	15,117
Advance sales deposits	30,260	12,603
Income taxes payable	26,323	37,302
Total Current Liabilities	393,658	401,899

Non-current liabilities
Long-term debt, net of current portion	300,578	336,514
Deferred compensation	14,535	13,979
Deferred income taxes	103,549	103,675
Other non-current liabilities	24,290	23,520
Total Liabilities	836,610	879,587

Contingencies

Shareholders' equity:
Common shares	122	123
Additional paid in capital	207,385	197,715
Accumulated other comprehensive loss	(28,418)	(28,614)
Retained earnings	136,885	72,507
Total Shareholders' Equity	315,974	241,731

Total Liabilities and Shareholders' Equity	$1,152,584	$1,121,318

Herbalife Ltd.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	6/30/2009	6/30/2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$89,795	$129,447
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,686	22,244
Deficiency (Excess) tax benefits from share-based payment arrangements	982	(12,878)
Share based compensation expenses	10,024	8,721
Amortization of discount and deferred financing costs	244	238
Deferred income taxes	(1,657)	586
Unrealized foreign exchange transaction loss (gain)	2,545	(2,876)
Other	154	737
Changes in operating assets and liabilities:
Receivables	(4,938)	(12,719)
Inventories	12,022	3,166
Prepaid expenses and other current assets	971	(24,109)
Other assets	(679)	(591)
Accounts payable	1,202	6,280
Royalty overrides	(3,622)	(2,821)
Accrued expenses and accrued compensation	(19,587)	(4,949)
Advance sales deposits	17,164	15,702
Income taxes payable	(12,599)	(4,314)
Deferred compensation plan liability	557	4
NET CASH PROVIDED BY OPERATING ACTIVITIES	122,264	121,868

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property	(26,801)	(37,590)
Proceeds from sale of property	60	27
Deferred compensation plan assets	(252)	263
NET CASH USED IN INVESTING ACTIVITIES	(26,993)	(37,300)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(24,617)	(25,586)
Borrowings from long-term debt	59,000	40,000
Principal payments on long-term debt	(97,009)	(61,603)
Share repurchases	(972)	(94,193)
(Deficiency) Excess tax benefits from share-based payment arrangements	(982)	12,878
Proceeds from exercise of stock options and sale of stock under employee stock purchase plan	791	15,609
NET CASH USED IN FINANCING ACTIVITIES	(63,789)	(112,895)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(893)	3,306
NET CHANGE IN CASH AND CASH EQUIVALENTS	30,589	(25,021)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	150,847	187,407
CASH AND CASH EQUIVALENTS, END OF PERIOD	$181,436	$162,386
CASH PAID DURING THE PERIOD
Interest paid	$6,560	$9,535
Income taxes paid	$54,473	$46,501
NON CASH ACTIVITIES
Assets acquired under capital leases and other long-term debt	$327	$27,295

Herbalife Ltd
New Sales Leaders by Region
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change

North America	10,633	13,129	(19.0)%	18,526	22,139	(16.3)%
Mexico	6,316	8,212	(23.1)%	10,667	15,567	(31.5)%
South & Central America	8,121	13,128	(38.1)%	15,836	25,908	(38.9)%
EMEA	6,704	8,522	(21.3)%	11,940	15,055	(20.7)%
Asia Pacific (excluding China)	13,183	11,367	16.0%	23,920	20,144	18.7%
Total New Supervisors	44,957	54,358	(17.3)%	80,889	98,813	(18.1)%
New China Sales Employees	6,771	7,867	(13.9)%	11,098	12,217	(9.2)%
Worldwide Total New Sales Leaders (1)	51,728	62,225	(16.9)%	91,987	111,030	(17.2)%

Herbalife Ltd
Total Sales Leaders by Region
(Unaudited)

	As of June 30,
	2009	2008	% Change
North America	77,212	80,277	(3.8)%
Mexico	58,372	71,464	(18.3)%
South & Central America	78,652	84,830	(7.3)%
EMEA	61,695	69,832	(11.7)%
Asia Pacific (excluding China)	77,021	70,885	8.7%
Total Supervisors	352,952	377,288	(6.5)%
China Sales Employees	37,791	34,326	10.1%
Worldwide Total Sales Leaders (1)	390,743	411,614	(5.1)%

Note: (1) – We refer to supervisors who qualified in 69 countries under our traditional marketing plan plus China sales employees collectively as ‘Sales Leaders’.

Herbalife Ltd
Volume Points by Region
(Unaudited, In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change

North America	200,457	205,315	(2.4)%	386,955	383,418	0.9%
Mexico	124,270	152,848	(18.7)%	244,660	300,939	(18.7)%
South & Central America	97,968	111,124	(11.8)%	200,542	230,001	(12.8)%
EMEA	117,346	128,960	(9.0)%	241,442	266,064	(9.3)%
Asia Pacific (excluding China)	125,410	110,413	13.6%	270,408	216,728	24.8%
China	32,802	33,410	(1.8)%	53,634	54,092	(0.8)%
Worldwide	698,253	742,070	(5.9)%	1,397,641	1,451,242	(3.7)%

SUPPLEMENTAL INFORMATION
SCHEDULE A: FINANCIAL GUIDANCE

2009 Guidance

For the Three Months Ending September 30, 2009 and Twelve Months Ending December 31, 2009

	Three Months Ending		Twelve Months Ending
	September 30, 2009		December 31, 2009
	Low	High	Low	High

Volume point growth vs. 2008	0%	1%	0%	1%
Net sales growth vs. 2008	(6%)	(4%)	(5%)	(4%)
EPS (1) (2) (3)	$0.66	$0.69	$2.97	$3.03
Cap Ex ($ millions)	$15.0	$18.0	$55.0	$60.0
Effective Tax Rate	31.0%	32.0%	31.0%	32.0%

(1)	Excludes the potential impact of expenses relating to the company’s December 2008 restructuring.
(2)	Excludes any accretion/dilution impact should the company elect to repurchase shares under its share repurchase program.
(3)	Excludes the potential impact of repatriating dollars from Venezuela at an exchange rate that differs from the official exchange rate.

SCHEDULE B: NET SALES OF TOP 10 COUNTRIES
(In Millions)

		Q2 2009					Q2 2008
				FX					FX
			Currency	Benefit				Currency	Benefit
		Reported	Adjusted	(Loss)			Reported	Adjusted	(Loss)
1	USA	$134.2	$134.2	$0.0	1	USA	$127.7	$127.7	$0.0
2	Mexico	$66.4	$84.8	($18.4)	2	Mexico	$102.8	$98.5	$4.3
3	China	$40.5	$39.8	$0.7	3	China	$38.8	$35.2	$3.6
4	Brazil	$36.4	$45.6	($9.2)	4	Brazil	$38.5	$32.1	$6.4
5	Taiwan	$35.5	$38.6	($3.1)	5	Italy	$32.7	$28.2	$4.5
6	Italy	$31.0	$35.5	($4.5)	6	Taiwan	$32.5	$29.9	$2.6
7	Korea	$24.8	$31.3	($6.5)	7	Venezuela	$24.9	$24.9	$0.0
8	Venezuela	$21.0	$21.0	$0.0	8	Korea	$20.3	$22.2	($1.9)
9	Malaysia	$14.5	$16.2	($1.7)	9	Japan	$17.6	$15.1	$2.5
10	Japan	$11.2	$12.9	($1.7)	10	France	$16.1	$13.9	$2.2
	Total of Top 10	$415.5	$459.9	($44.4)		Total of Top 10	$451.9	$427.7	$24.2
TOTAL NET SALES		$571.8	$639.7	($67.9)	TOTAL NET SALES		$639.7	$599.5	$40.2

Note: Currency adjusted net sales use the prior year foreign currency rates to adjust current year reported net sales figures.

SCHEDULE C: VOLUME POINTS FOR TOP 10 COUNTRIES
(In Millions)

		Q2 2009			Q2 2008
1	USA	194.3	1	USA	198.1
2	Mexico	124.3	2	Mexico	152.8
3	Brazil	41.6	3	Taiwan	38.2
4	Taiwan	39.9	4	Brazil	37.6
5	China	32.8	5	China	33.4
6	Korea	32.4	6	Italy	24.4
7	Italy	26.3	7	Korea	21.8
8	Venezuela	15.3	8	Venezuela	21.4
9	Malaysia	14.3	9	Japan	12.3
10	France	8.9	10	Peru	12.0
	Total of Top 10	530.1		Total of Top 10	552.0
TOTAL VOLUME POINTS		698.3	TOTAL VOLUME POINTS		742.1

SCHEDULE D: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in Thousands, Except Per Share Data)

In addition to its reported results, the Company has included in the tables below adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures”. Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results.

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended		Six Months Ended
	6/30/2009	6/30/2008	6/30/2009	6/30/2008
Net income, as reported	$48,253	$67,080	$89,795	$129,447
Restructuring Expenses associated with realignment for growth initiative (1)	-	859	405	1,071
Tax expense resulting from an international income tax audit settlement	1,091	-	1,091	-
Net income, as adjusted	$49,344	$67,939	$91,291	$130,518

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items:

	Three Months Ended		Six Months Ended
	6/30/2009	6/30/2008	6/30/2009	6/30/2008
Diluted earnings per share, as reported	$0.77	$1.01	$1.44	$1.94
Restructuring Expenses associated with realignment for growth initiative (1)	-	0.02	0.01	0.02
Tax expense resulting from an international income tax audit settlement	0.02	-	0.02	-
Diluted earnings per share, as adjusted (2)	$0.78	$1.03	$1.46	$1.96

The following is a reconciliation of total long-term debt to net debt:

	6/30/2009	12/31/2008

Total long-term debt (current and long-term portion)	$313,965	$351,631
Less: Cash and cash equivalents	181,436	150,847
Net debt	$132,529	$200,784

(1)

The restructuring charge adjustments reflect items that although they, or similar items, might recur are of a nature and magnitude that identifying them separately provides investors with a greater ability to project the Company’s future performance.

(2)	Amounts may not total due to rounding

CONTACT:
Herbalife Ltd.
Media Contact:
Barbara Henderson, SVP, Worldwide Corp. Comm.
213-745-0517
or
Investor Contact:
Rich Goudis, Chief Financial Officer
213-745-0443